Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED CHARTERED ACCOUNTANTS

We hereby consent to the incorporation by reference in Registration Statements No. 333-150104, 333-149562, 333-143068, 333-28695, 333-42485, 333-36734, 333-65312, 333-65314, 333-65316, 333-120156, 333-137004, 333-137808 and 333-139672 on Form S-8 and Registration Statements No. 333-146696 and 333-145069 on Form S-3 of our report dated April 30, 2008 with respect to the consolidated balance sheets of Bioscrypt Inc. as at December 31, 2007 and 2006 and the consolidated statements of operations, comprehensive loss and accumulated deficit and of cash flows for each of the three years in the period ended December 31, 2007, appearing in this Current Report on Form 8-K/A Amendment No. 1 of L-1 Identity Solutions, Inc. dated May 8, 2008.

Deloitte & Touche LLP

Independent Registered Chartered Accountants

Licensed Public Accountants

Toronto, Canada

May 6, 2008